Exhibit 10.7

OPTION AGREEMENT FOR

PURCHASE AND SALE

(Pinal County, Arizona)

THIS OPTION AGREEMENT FOR PURCHASE AND SALE (“Agreement”) is made and entered into as of this 16th day of August, 2021 (the “Effective Date”), by and between DRH ENERGY, INC., a Colorado corporation, with an address of 1341 Horton Circle, Arlington, Texas 76011 (“Seller”), and CENTRAL ARIZONA RESOURCES, LLC, an Arizona limited liability company, with an address of 151 East Broadway, Suite 1600, Tucson, AZ 85711 (“Buyer”).

RECITALS

WHEREAS, pursuant to the terms of those certain Special Warranty Deeds and Reservations of Surface Rights, dated November 1, 2007, and recorded in the records of Pinal County, State of Arizona, as Document No. 2007-121818, Document No. 2007-121819, and dated as of November 30, 2007, and recorded in the records of Pinal County, State of Arizona as Document No. 2007-121163, Document No. 2007-131164, Document No. 2007-131165 and Document No. 2007-131166 (the “2007 Deeds”), Seller acquired rights, to the extent not previously reserved or conveyed, to all uranium, metals (including, without limitation, copper) and minerals, coal, lignite, and geothermal energy and geothermal substances on, under or within certain real property situated in Pinal County, State of Arizona, as such real property is described in Exhibit A attached hereto (collectively, the “Minerals"). Seller also acquired rights to all oil, gas, petroleum, natural gas and other hydrocarbons within the real property described in Exhibit A (collectively, the “Hydrocarbons”). The defined term “Minerals” as used in this Agreement expressly excludes the Hydrocarbons.

WHEREAS, Seller’s rights under the 2007 Deeds also include, to the extent not previously reserved or conveyed, all right, title and interest, if any, in and to the rights, rentals, royalties and other benefits accruing or to accrue under any lease or leases of the Minerals and rights to receive all bonuses, rents, royalties, production payments or monies of any nature accrued in the past or future with respect to the Minerals (excluding all payment rights and royalties between Buyer and Seller pursuant to the terms of this Agreement) (“Additional Mineral Rights”, and along with the Minerals, the “DRHE Property”).

WHEREAS, DRH Phoenix East Construction, Inc, f/k/a CHI Construction Company, an Arizona corporation and an affiliate of Seller (“DRH Construction”), entered into that certain Agreement dated effective as of October 28, 2004 (the “Unpatented Mining Claim Agreement”) by and among DRH Construction, ASARCO Santa Cruz, Inc. (“ASARCO”) and Freeport Copper Company, attached hereto as Exhibit F, wherein ASARCO agreed to assign certain federal unpatented mining claims set forth on Exhibit A (the “Unpatented Mining Claims”) to that Unpatented Mining Claim Agreement to DRH Construction, all under the terms and conditions of the Unpatented Mining Claim Agreement.

WHEREAS, DRH Construction owns the surface estate of the lands described on Exhibit G, which consists of 3 separate parcels (the “Retained Parcels”), which, as part of the Purchase Price, the parties have agreed to value at THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000.00).

WHEREAS, Legends Property, LLC, a Delaware limited liability company (“Legends”), and DRH Construction, executed a Contract of Sale dated October 8, 2007 (the “Legends Contract”) wherein DRH Construction sold the surface estate depicted on Exhibit A, expressly excluding the Retained Parcels, the Minerals and the Hydrocarbons. Pursuant to Section 11 of the Legends Contract, DRH Construction was granted a right of first refusal (the “Right of First Refusal”) with respect to any sale of fee simple title, including without limitation, any lease with an option to purchase (a “ROFR Transfer”), of all or any portion of the land more particularly described on Exhibit H attached hereto (the “ROFR Land”). Pursuant to the Legends Contract, DRH Construction recorded a Memorandum of Right of First Refusal on November 1, 2007 in the records of Pinal County, State of Arizona, as Document No. 2007-121824 (the “Memorandum of ROFR”).

WHEREAS, DRH Construction, through numerous assignments, currently holds certain rights with respect to minerals as set forth in that certain Mining Lease dated August 4, 1978 between Ida May Coggin, as Lessor, and Casa Grande Copper Company, Lessee (the “Coggin Mining Lease”, and along with the Unpatented Mining Claims, the Retained Parcels and the Right of First Refusal, the “DRH Construction Property”). The parties acknowledge that DRH Construction does not currently hold the Unpatented Mining Claims but is working with ASARCO to have them transferred as soon as possible. If for any reason ASARCO does not transfer the Unpatented Mining Claims prior to the Closing, Seller will cause DRH Construction to assign it’s rights to enforce the Unpatented Mining Claim Agreement against ASARCO (the “ASARCO Chose in Action”) and the definition of DRH Construction Property shall be automatically amended to delete the Unpatented Mining Claims and to add the ASARCO Chose in Action.

WHEREAS, the DRHE Property and the DRH Construction Property are referred to herein collectively as the “Subject Property.”).

WHEREAS, the Subject Property is subject to certain surface and mineral rights reservations described more fully in the 2007 Deeds.

WHEREAS, Buyer desires to have an option to acquire Seller’s right, title and interest in the Subject Property from Seller and DRH Construction and Seller desires to grant the option and, if that option is exercised, quitclaim Seller’s and DRH Construction’s right, title and interest in the Subject Property, as appropriate, to Buyer, all in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Seller and Buyer agree as follows:

1.            Option for Purchase and Sale; Option Period; Exercise of Option; Reservation of Hydrocarbons. Seller hereby grants to Buyer, from and after the Effective Date, the exclusive and irrevocable option to purchase the Subject Property, exercisable by Buyer in its sole discretion (the “Option”). Subject to and upon the terms and conditions of this Agreement, upon the timely and proper exercise of the Option by Buyer, Seller hereby agrees to quitclaim to Buyer, and to cause DRH Construction to quitclaim and assign to Buyer, and Buyer hereby agrees to acquire from Seller and DRH Construction, the Subject Property. Unless terminated pursuant to Section 18, the Option shall expire at 5:00 p.m. Pacific time on the date that is the third anniversary of the Effective Date (the “Option Period”). The Option may be exercised by Buyer by delivery to Seller of a written notice of election to exercise the Option at any time prior to the expiration of the Option Period (the date such notice is received by Seller being referred to hereinafter as the “Exercise Date”). The transaction contemplated hereby expressly excludes the Hydrocarbons, and Seller expressly reserves and retains, all right, title and interest in and to the Hydrocarbons. During the Option Period, Seller shall not sell, convey, assign, lease or otherwise transfer all or any part of the Subject Property, or cause or permit any new liability, encumbrance or obligation to be placed or imposed upon all or any part of the Subject Property.

2.            Option Payments; Purchase Price. The aggregate amount to be paid by Buyer to Seller for the Option and the acquisition of the Subject Property in accordance with the terms and conditions of this Agreement shall be TWENTY-SEVEN MILLION EIGHT HUNDRED SEVENTY THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($27,870,500.00) (the “Purchase Price”). The Purchase Price shall be payable as follows:

a.            On the Effective Date, Buyer shall pay to Seller FIVE HUNDRED TWENTY THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($520,500.00)(the “Initial Payment”); and

b.            Within five (5) days following of the expiration of the Due Diligence Period, Buyer shall pay to Seller FOUR MILLION EIGHT HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($4,850,000.00) (the “Due Diligence Payment”); and

c.            On or before the first anniversary of the Effective Date, Buyer shall pay to Seller SIX MILLION TWO HUNDRED AND FIFTY THOUSAND AND 00/100 DOLLARS ($6,250,000.00) (the “First Payment”); and

d.            On or before the second anniversary of the Effective Date, Buyer shall pay to Seller SIX MILLION TWO HUNDRED AND FIFTY THOUSAND AND 00/100 DOLLARS ($6,250,000.00) (collectively with the Initial Payment, the Due Diligence Payment and the First Payment, the “Option Payments”).

e.            Following exercise of the Option and upon the Closing Date (as hereafter defined), Buyer shall pay to Seller TEN MILLION AND 00/100 DOLLARS ($10,000,000.00) (the “Closing Payment”).

In addition to the Purchase Price, upon presentation of a statement of and documentation regarding such costs and expenses, at the Closing Buyer shall reimburse Seller for the actual costs and expenses incurred by Seller for annual maintenance of the Unpatented Mining Claims from and after the date of this Agreement (the “Unpatented Maintenance Costs”). Neither the Option Payments nor the Closing Payment (collectively, the “Payments”) shall accrue interest. Buyer may prepay any part(s) or all of the Payments at any time without penalty. Excess payments or prepayments of Payments will be credited against future scheduled Payments. The Payments that comprise the total Purchase Price shall be non-refundable to Buyer upon payment to Seller except as contemplated in the last sentence of Section 3.

3.            Due Diligence and Closing Date. Buyer shall have sixty (60) days following the Effective Date (the “Due Diligence Period”), to examine and inspect, with the cooperation of Seller as contemplated hereunder, the Subject Property and the terms and conditions regarding the exercise of the Option for the purchase and sale thereof pursuant to this Agreement; provided, that, upon written notice to Seller on or before the expiration of the Due Diligence Period that Buyer does not intend to exercise the Option to purchase the Subject Property pursuant to this Agreement (as determined by Buyer in its sole discretion), this Agreement shall terminate, Seller shall retain the Initial Payment, and neither Seller nor Buyer shall have any further obligation to each other under or by reason of this Agreement, with exception of those obligations set forth under Sections 18(d) and 20 of this Agreement. In accordance with the provisions of Section 4, any physical access to the Subject Property by Buyer shall be subject to Buyer reaching agreement regarding access with the surface owner of the real property within the boundaries of the Subject Property and, prior to entering the Subject Property, complying with the insurance requirements set forth in Section 4. Buyer shall have to right to extend the Due Diligence Period for an additional thirty (30) days upon payment of FIFTY THOUSAND DOLLARS ($50,000.00), which amount would not be credited towards the Option Payments or the Purchase Price. Notwithstanding any term or condition of this Agreement, nothing herein shall constitute an obligation of Buyer to initiate or complete or to cause to be initiated or completed any report, evaluation or analysis of the Subject Property during the Due Diligence Period or otherwise. Except as and to the extent caused by Seller, Buyer shall reclaim the Subject Property and indemnify Seller for any damage to the Subject Property caused by or at the direction of Buyer, personal injury caused by Buyer’s activities on the Subject Property or other claims resulting from Buyer’s activities on the Subject Property prior to the Closing Date. If Buyer identifies a title defect in the Subject Property during the Due Diligence Period, then Buyer may give written notice to Seller within two (2) business days of Buyer’s identification of such with sufficient detail and documentation to identify the title defect (“Notice of Title Defect”). Within five (5) business days after receipt of the Notice of Title Defect, Seller may, by written notice to Buyer, either (i) elect to cure the identified title defect at its sole cost or expense; or (ii) terminate this Agreement, whereupon, Seller shall refund to Buyer all Payments received prior to the date of termination.

4.            Access to Subject Property; Subject Property Information; Obligations and Cooperation of Seller. During the Due Diligence Period, and subject to Buyer reaching agreement regarding access with the surface owner of the real property within the boundaries of the Subject Property, Seller shall allow Buyer and its representatives access to the Subject Property to enable Buyer to determine, at Buyer’s sole cost and expense, the compliance of the Subject Property with applicable laws, rules and regulations, and the physical condition of the Subject Property. Prior to entering the Subject Property, Buyer will provide to Seller: (i) evidence of general liability insurance with a carrier and coverage that is reasonably acceptable to Seller; (ii) a Certificate of Insurance naming Seller an additional insured under such policy; and (iii) upon request by Seller, a full and complete copy of such insurance policy. Buyer’s due diligence during the Due Diligence Period may include mineral exploration and title examinations, including reviews and inspections of all matters pertaining to the Subject Property, and the evaluation of all environmental, endangered species and compliance matters and conditions respecting the Subject Property (collectively, “Investigations”), which may include, without limitation: (i) undertaking physical investigations and mineral exploration of the Subject Property; (ii) examining title to the Subject Property; (iii) entering into discussions with any applicable governing and regulatory bodies regarding mine permitting, environmental, endangered species and land use issues; and (iv) performing phase 1 environmental assessments of the Subject Property. Buyer’s inspection, testing and evaluation of the Subject Property, including the Investigations, and Buyer’s review and/or approval of any documents, instruments, title commitments, surveys, reports or other matters shall be solely for Buyer’s benefit.

Within five (5) days following the Effective Date, and to the extent not already delivered to Buyer, Seller shall deliver to Buyer, or caused to be delivered to Buyer, or make available to Buyer for review, or cause to be made available to Buyer for review, originals or copies of the following documentation, information and data that is related to the DRHE Property only, but, in addition to other limitations set forth below, excluding Seller’s market analysis related information and reports (collectively, the “Subject Property Information”), as and to the extent that (i) Seller has the right to deliver such Subject Property Information absent any obligation of confidentiality (and for greater certainty, where any obligation of confidentiality permits an exception to allow Seller to deliver such Subject Property Information to Buyer, Seller shall utilize such exception), (ii) such Subject Property Information is in existence and in the possession of Seller, or reasonably available or accessible by or to Seller, (iii) such Subject Property Information was not acquired or received by Seller from a third party seeking to acquire the DRHE Property, or (iv) the Subject Property Information is not already a matter of public record or to which reference is made in any public record:

a.            any geotechnical, geological, engineering or similar studies or assessments for all or any part of the DRHE Property;

b.            all drill core, samples and other geological information gathered by physical exploration or evaluation activities of the DRHE Property;

c.            any documents, information, reports, photographs or recordings concerning or relating to the environmental condition of all or any part of the DRHE Property, provided, that, notwithstanding anything to the contrary contained herein, all environmental reports and information that may be provided to Buyer are provided by Seller only with Buyer’s understanding that such reports and information (i) were obtained in connection with Seller’s acquisition of the DRHE Property, (ii) that Seller is providing them to Buyer for its information only, (iii) that Buyer is not relying on such reports and information, (iv) that Seller makes no representation or warranty with respect thereto, including without limitation the accuracy or completeness thereof, (v) that Buyer will conduct its own environmental due diligence with respect to all matters pertaining to the Subject Property and will rely solely on its own due diligence review of the Subject Property; and (vi) the reports and information provided to Seller during its acquisition of the DRHE Property will not be disclosed or used by Buyer in any public filing without meeting the requirements of Section 19; and

d.            to the extent known and possessed by Seller as of the Effective Date, any agreements, contracts or leases, warranties, permits, licenses, guaranties, soils reports, real property surveys, or appraisals relating to the DRHE Property that are not a matter of public record or to which reference is made in any public record.

If in connection with the obligations set forth in this Section 4 Seller provides to Buyer any document or information that it had no right to disclose or provide, Buyer will return the document or information to Seller upon demand. If Buyer becomes aware that any Subject Property Information is lawfully or unlawfully in the possession of a third party, Seller will assist Buyer in seeking to obtain such Subject Property Information, but provided all such efforts shall be at Buyer’s sole cost and expense.

In connection with Seller’s acquisition of the Subject Property and the surface estate that is within the boundaries set forth on Exhibit A, Seller was given access to the items listed on Exhibit E (Schedule 6.3.1 - Summary of Relevant Previous Investigations Conducted in or Adjacent to the Santa Cruz Joint Venture 85-Acre Option Property Area) for its review; provided, however Seller does not have copies of all of the items set forth on Exhibit E but, pursuant to this Section 4, Seller will make available to Buyer what Seller has in its files.

Until the Closing Date, Buyer shall keep all such Subject Property Information provided by Seller confidential. Following the Closing Date, to the extent that such Subject Property Information is transferrable by Seller, all of Seller’s rights or interests in and to the Subject Property Information, if any, shall transfer to Buyer, but specifically excluding all environmental information prepared for Buyer in connection with its acquisition of the surface and minerals and subsequent sale of the surface pursuant to the Legends Contract even though provided to Buyer as part of the Subject Property Information, it being understood that Seller is reserving and retaining all ownership or other rights in such environmental information regarding the Subject Property. If the Agreement is terminated in accordance with the terms hereof, Buyer will return or destroy (as directed by Seller) all Subject Property Information provided by Seller under this Section 4.

5.            The Closing. The closing (the “Closing”) of the transaction contemplated by this Agreement shall held within five (5) days after the Exercise Date (the “Closing Date”). The date upon which the Closing actually takes place, or, if more than one (1) day is required to complete the Closing, the date upon which the Closing is actually accomplished, shall be deemed and considered the “Closing Date.” At the Closing on the Closing Date:

a.            Seller shall execute and deliver to Buyer a fully executed (and acknowledged) quitclaim deed for the DRHE Property (the “Minerals Quitclaim Deed”), substantially in the form attached as Exhibit B-1. Buyer shall be responsible for recording the Minerals Quitclaim Deed in the records of Pinal County.

b.            Seller shall cause DRH Construction to execute and deliver to Buyer a fully executed (and acknowledged) quitclaim deed for the Retained Parcels and the Unpatented Mining Claims (the “DRH Construction Quitclaim Deed”), substantially in the form attached as Exhibit B-2. Buyer shall be responsible for recording the DRH Construction Quitclaim Deed in the records of Pinal County.

c.            Seller shall cause DRH Construction to execute and deliver to Buyer a fully executed assignment and assumption agreement for the rights and obligations of DRH Construction under the Coggin Lease and Section 11 of the Legends Contract (the “DRH Construction Assignment”), substantially in the form attached as Exhibit B-3.

d.            Buyer shall deliver to Seller the Closing Payment, any Option Payments not already paid by Buyer to Seller and any Unpatented Maintenance Costs.

e.            Seller shall deliver to Buyer a certificate and affidavit certifying that Seller is not a “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, substantially in the form attached as Exhibit C-1.

f.             Seller shall cause DRH Construction to deliver to Buyer a certificate and affidavit certifying that DRH Construction is not a “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, substantially in the form attached as Exhibit C-2.

g.            Seller and Buyer shall execute such documents and, further, take such other actions as are reasonably necessary and appropriate to effectuate the Closing in accordance with this Agreement.

h.            Buyer shall take the Subject Property subject to all matters of record or to which reference is made in any public record, any and all conditions, easements, encroachments, rights-of way, or restrictions which a physical inspection or accurate survey would reveal and applicable zoning and use regulations of any municipality, county, state or the United States (collectively, the “Title Exceptions”), and will assume all obligations under those Title Exceptions, including, without limitation: (i) the obligations and restrictions of the “Declarant” related to the Coggin Mining Lease under that certain Declaration Waiving Certain Mineral and Surface Entry Rights dated November 1, 2007 and recorded November 1, 2007 in the records of Pinal County, State of Arizona, as Document No. 2007-121820 (the “Coggin Declaration”), that certain Warranty Deed dated June 29, 1978, and recorded on August 4. 1978 in the records of Pinal County, State of Arizona at Docket 926, Page 805 (the “Coggin Deed”), the matters set forth in that certain Special Warranty Deed dated October 28, 2004 and recorded November 2, 2004 in the records of Pinal County, State of Arizona, as Document No. 2004- 088679 (the “2004 ASARCO Deed”), the Memorandum of ROFR, the as of yet unrecorded Partial Termination of Right of First Refusal delivered into escrow on behalf of Legends (the “Partial Termination of ROFR”), the obligations of the “Declarant” set forth in that Declaration of Restrictive Covenant dated and recorded on November 1, 2007 in the records of Pinal County, State of Arizona, at Document No. 2007-121821 (the “Water Well Declaration”), the matters set forth in that certain Special Warranty Deed dated April 12, 2007 and recorded April 13, 2007 in the records of Pinal County, State of Arizona, as Document No. 2007-045221 (the “2007 ASARCO Deed”), the 2004 Royalty Deed and 2007 Royalty Deed (as each is defined in Exhibit D) (collectively hereafter, the Coggin Declaration, the Coggin Deed, the 2004 ASARCO Deed, Memorandum of ROFR, the Partial Termination of ROFR, the Water Well Declaration, the 2007 ASARCO DEED, the 2004 Royalty Deed and the 2007 Royalty Deed are collectively referred to as the “Specific Recorded Property Documents”) (ii) those royalty obligations set forth on Exhibit D; and (iii) that certain Mining Lease dated August 4, 1978 between Ida May Coggin, as Lessor, and Casa Grande Copper Company, and predecessor in interest to Seller, as Lessee (the “Coggin Mining Lease”).

6.            Possession; Risk of Loss. Until the Closing, Seller shall bear all risk of loss to the Subject Property. Seller shall deliver the Subject Property to Buyer in substantially the same condition on the Closing Date as it was on the Exercise Date, ordinary wear and tear and any damage caused by Buyer excepted. Possession of, risk of loss to, and responsibility for the Subject Property shall be delivered to Buyer on the Closing Date.

7.            Prorations and Credits. Any recording costs and closing costs shall be divided equally between Seller and Buyer. Prorations shall be made as of the Closing Date, and appropriate credit shall be given for real property taxes, assessments and other similar matters for the Subject Property.

8.            Liens and Encumbrances; Further Acknowledgment and Release. Except as specifically provided in this Agreement, Buyer shall not assume or be deemed to have assumed, without limitation (i) any consensual lien or financial mortgage , (ii) any obligation to pay or reimburse for goods received by or services performed or rendered to Seller prior to the Closing Date, or (iii) any liability of Seller for any federal, state, county, local or other property taxes, or any other taxes of any kind or description with respect to Seller’s ownership of the Subject Property prior to the Closing Date which creates a statutory or consensual lien against the Subject Property (collectively, “Liens”). In the event that any Liens shall hereafter accrue against the Subject Property by reason of any acts, omissions or neglect of Seller, then (provided that Seller shall have thirty (30) days following notice from Buyer thereof to cure the same), if Seller’s contest is unsuccessful and Seller does not discharge the Lien within an additional thirty (30) days, or such longer period of time as is necessary to cure or contest same so long as Seller is diligently pursuing the cure or contest of same, Buyer may, at Buyer’s option, pay and discharge the same and, in such event, shall immediately be reimbursed by Seller for any such payment, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Seller, anything contained in this Agreement to the contrary notwithstanding.

9.            Additional Mineable Reserve Copper Payment. Buyer and Seller acknowledge that it is currently estimated that two (2) billion pounds (“2B lb”) of historic copper inferred resource exists within the boundaries of the Subject Property, which amount must be upgraded to a Mineable Reserve. In addition, Buyer must identify significant additional Mineable Reserves through further exploration to support its project economics, all at significant exploration cost to Buyer. In connection therewith, and in addition to the Purchase Price, Buyer, or any successor in interest to Buyer, shall pay to Seller a payment of One- and One-Half Cents ($0.015) per pound of copper for every pound of Additional Mineable Reserve Copper over 2B lb (the “AMRC Payment”) as determined by the Definitive Feasibility Study (“DFS”) to be prepared by Buyer. Buyer will have the DFS prepared and completed no later than the sixth anniversary of the Effective Date. The AMRC Payment shall be payable by Buyer to Seller in five equal annual installments by Buyer commencing one (1) year following the commencement of commercial mining operations at the Subject Property. The decision to proceed with commercial mining operations shall be at the sole discretion and determination of Buyer. For example, if the DFS identifies an Additional Mineable Reserve Copper of 1 billion pounds over 2B lb, Buyer would pay to Seller a total AMRC Payment of Fifteen Million Dollars ($15,000,000.00), payable in such five equal annual installments. The provisions of this Section 9 shall be binding upon Buyer and any of its successors in interest, directly or indirectly, to the Subject Property and be included in the Quitclaim Deed. Additionally, concurrent with the Closing, Seller and Buyer shall enter into a deed of trust, in a form to be agreed to by the parties, securing Buyer’s obligations under this Section 9.

10.          Generational Payment. Buyer shall pay to Seller an amount equal to One- and One-Half Cents ($0.015) per pound of copper as an Additional Mineable Reserve Copper payment (adjusted using the Consumer Price Index for All Urban Consumers (CPI-U)(Series title: All items in U.S. city average, all urban consumers)) for every pound of copper produced from the Subject Property over and above the copper reserves estimated in the DFS (the “Generational Payment”). Following the date when commercial mining operations have produced copper from the Subject Property over and above the copper reserves estimated in the DFS, and the Generational Payment then becomes payable by Buyer to Seller, the Generational Payment shall be required to be paid by Buyer to Seller annually in arrears on the last day of the calendar month in which copper was first produced from the Subject Property over and above the copper reserves estimated in the DFS commencing one (1) year after such date, and then annually thereafter. The provisions of this Section 10 shall be binding upon Buyer and any of its successors in interest, directly or indirectly, to the Subject Property and be included in the Quitclaim Deed. Additionally, concurrent with the Closing, Seller and Buyer shall enter into a deed of trust, in a form to be agreed to by the parties, securing Buyer’s obligations under this Section 10.

11.          Rights of First Refusal. Seller hereby grants to Buyer a right of first refusal to purchase the AMRC Payment (the “AMRC ROFR”) and/or the Generational Payment (the “GP ROFR”). In the event Seller proposes to accept a bona fide offer to purchase all or any portion of the AMRC Payment and/or the Generational Payment from a third party, before it shall complete any such transaction, Seller shall first provide written notice of the offer to Buyer along with a copy of the third party offer, together with its own offer to Buyer to purchase all or the same portion of the AMRC payment and/or Generational Payment that Seller proposes to sell on the same terms and conditions as the third party offer. Buyer shall then have ten (10) days to accept Seller offer to acquire all or the same portion of the AMRC Payment and/or the Generational Payment that Seller proposes to sell. If Buyer does not accept Seller offer within such ten (10) day period, Seller shall then have ninety (90) days to complete the sale to the third party on the same terms and conditions that Buyer notified to Seller, and if such transaction is not completed within such ninety (90) day period, the AMRC ROFR and/or the GP ROFR shall then apply to any subsequent proposed purchase of the AMRC payment and/or the Generational Payment by a third party. If only a portion or part of the AMRC Payment and/or Generational Payment is sold to a third party by Seller, then for greater certainty, the AMRC ROFR and GP ROFR shall continue to apply to the remaining AMRC Payment and/or the Generational Payment then remaining owned by Seller. The provisions of this Section 11 shall be binding upon Buyer and any of its successors in interest, directly or indirectly, to the Subject Property and be included in the Quitclaim Deed.

12.          Optional Stock Consideration. By written notice delivered by Seller to Buyer prior to the time such obligations are due (the “IVNE Stock Payment Election”), each component of the Payments comprising the Purchase Price as well as any portion of the AMRC Payment and the Generational Payment shall be payable in cash, or, at the sole option and election of Seller, in whole or in part of common stock of Ivanhoe Electric Inc. (“IVNE”) as follows:

a.            If Seller elects payment in IVNE common stock and such election is prior to the effective date of the completion of IVNE’s initial public offering, the common stock will only be issued concurrent with the initial public offering closing and valued at a 10% discount to the initial public offering price per share of common stock, and in such case Seller will agree to lock-up all of the IVNE common stock it receives hereunder (“IVNE Shares”) on the same terms as those required by the underwriters of IVNE in connection with its initial public offering from directors, officers and significant shareholders of IVNE, or

b.            If Seller elects payment in IVNE Shares and such election is after the effective date of the completion of IVNE’s initial public offering, the IVNE Shares will be issued at a 10% discount to the five (5) day volume weighted average trading price on the principal stock exchange where such common stock is then trading, but subject to stock exchange rules.

c.            If Seller delivers the IVNE Stock Payment Election, Seller shall be provided with customary registration rights with respect to the IVNE Shares, including a demand right providing for the registration of the IVNE Shares (but provided the amount of registrable securities is not less than TEN MILLION DOLLARS ($10,000,000) and piggyback registration rights with respect to any subsequent registered offerings by IVNE of its common stock, such registration rights to remain in effect until such time as all of the IVNE Shares have been sold. Buyer shall procure that IVNE becomes party to the covenant in this Section 12 in favor of Seller, and on and after the IVNE Stock Payment Election shall deliver a joinder or other assurance of such acceptance by IVNE of this covenant as is reasonably acceptable to Seller (“IVNE Joinder”). For certainty, this Section 12 does not compel IVNE to complete an initial public offering, and if such initial public offering is not completed by the third anniversary of the Effective Date, any election made by Seller prior to such date to receive IVNE Shares shall be deemed null and void and all such amounts shall be due and owing and paid by Buyer in cash.

13.          Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer (with the understanding that Buyer is relying on said representations, warranties and covenants in purchasing the Subject Property in accordance with this Agreement), as of the Effective Date and the Closing Date, as follows:

a.            Seller has not, and to Seller’s Knowledge, DRH Construction has not, previously granted, conveyed, sold, mortgaged, pledged, hypothecated or otherwise transferred any interest in the Subject Property to any other person or entity except for the Title Exceptions, including, without limitation, the Specific Recorded Property Documents.

b.            Seller has not received written notice of any claims, actions, suits, or other proceedings pending or, to the actual knowledge of either Paten Morrow or Jonathan Holmes (“Seller’s Knowledge”), threatened by any governmental department or agency, or any other entity or person, pertaining to the DRHE Property.

c.            To Seller’s Knowledge and other than the Title Exceptions, there are no leases, contracts or agreements pertaining to the maintenance, acquisition, management, use or possession of all or any part of the DRHE Property or any rights or options to acquire or use any part or all of the DRHE Property, except for the Coggin Mining Lease, the obligations set forth on Exhibit D and the Specific Recorded Property Documents and all of the contracts or agreements by which Seller or its predecessors or affiliates acquired, transferred, assigned or sold the Subject Property.

d.            The execution, delivery, and performance by Seller of this Agreement does not and will not conflict with, or result in the breach or termination of any provision of, or constitute a default by Seller under, any indenture, mortgage, deed of trust, lease, contract, or other instrument or agreement or any order, judgment, award, or decree to which Seller or the DRHE Property is subject or by which may be bound, or result in the creation of a lien, charge, or encumbrance upon the DRHE Property.

e.            Seller has the full right, legal capacity and means to transfer the DRHE Property, and to Seller’s Knowledge, DRH Construction has the full right, legal capacity and means to transfer the DRH Construction Property, without obtaining the consent or approval of any governmental authority or any other person or entity to which Seller, DRH Construction or any of Seller’s or DRH Construction’s property may be subject; provided, however that Seller makes no warranty or representation about the consent rights of ASARCO for DRH Construction to assign the ASARCO Chose in Action.

f.             Other than any general real property taxes assessed but not yet due and owing by Seller and those arising under the Title Exceptions, the Specific Recorded Property Documents, the Coggin Mining Lease and the obligations set forth on Exhibit D, if any, there are no liabilities or obligations related to the DRHE Property that Seller is obligated to satisfy on or before the Closing or any such liabilities and obligations that Buyer may be obligated to satisfy after the Closing and which arise by, through or under Seller.

g.            To Seller’s Knowledge and subject to the Title Exceptions, the Coggin Mining Lease and the Specific Recorded Property Documents, (i) there is no pending adverse claim or challenge against or to the ownership of the DRHE Property nor is there any basis therefor, (ii) there are no outstanding agreements or rights or options to acquire or purchase the DRHE Property or any portion thereof, (iii) no person, firm or corporation has any proprietary or possessory interest in the DRHE Property other than Seller and Buyer pursuant to this Agreement, and (iv) no person is entitled to any royalty or other payment in the nature of rent or royalty on any mineral products therefrom except as set forth on Exhibit D.

h.            To Seller’s Knowledge, all documents delivered to Buyer by Seller pursuant to this Agreement are complete and correct copies of originals. Seller does not make, and shall not be deemed to have made, any representation or warranty with respect to any part or all of the Subject Property Information. The parties acknowledge that a Memorandum of Real Estate Purchase Option Agreement by and between Legends and Sustainable Property Holdings, LLC, dated June 18 2020, was inadvertently recorded by Legends in Fee No. 20200101218, Records of Pinal County, Arizona, as to Exception Area No. 1 on Exhibit G, and will be released as to such parcel prior to the Closing.

i.             There are no existing prior assessments of any kind or nature due or payable on or prior to the date hereof against the DRHE Property or any part thereof, and, to Seller’s Knowledge (except as may be described by the Subject Property Information), there are not presently pending any special assessment or condemnation actions against the DRHE Property or any part thereof, and Seller has not received any notice of any assessment or condemnation actions being contemplated; provided that any assessment which is or becomes a Lien against the DRHE Property prior to the Closing shall be satisfied by Seller prior to or at the Closing, except as set forth in this Agreement or otherwise agreed in writing by Seller and Buyer.

j.             To Seller’s Knowledge, and except: (i) as may be disclosed on Exhibit D or elsewhere in connection with this Agreement, (ii) the Title Exceptions, (iii) the Specific Recorded Property Documents, (iv) the Coggin Mining Lease, and (v) the contracts or agreements by which Seller or its predecessors or affiliates acquired the Subject Property, there are no leases, contracts, permits, warranties, licenses, or bonds to which the DRHE Property will be subject to following the Closing (collectively, the “Contracts”); provided however, that, in the event of any such Contracts, and if Buyer elects to assume such Contracts, the same shall be transferred, assigned and/or conveyed to Buyer, to the extent such Contracts are transferrable, assignable or conveyable, upon the Closing for no additional consideration; provided further that nothing in this subparagraph shall be deemed to create any liability or duty of Buyer to accept and/or assume any such Contract; provided further, however, Buyer shall accept and assume all matters of record including without limitation the obligations regarding royalty interests and other obligations contained on Exhibit D, the Coggin Mining Lease and the Specific Recorded Property Documents.

Seller and any of Seller’s officers, directors, shareholders, employees, representatives or agents, do not make and expressly disclaim, any representations or warranties regarding the Subject Property or the Subject Property Information except as set forth in this Section 13, whether in writing or communicated orally, and the Subject Property is sold “AS-IS, WHERE-IS AND WITH ALL FAULTS.”

14.          Buyer’s Representations and Warranties. Buyer represents and warrants to Seller (with the understanding that Seller is relying on said representations, warranties and covenants in selling the Subject Property in accordance with this Agreement), as of the Effective Date and the Closing Date, as follows:

a.            The execution, delivery, and performance by Buyer of this Agreement does not and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, any indenture, mortgage, deed of trust, lease, contract, or other instrument or agreement or any order, judgment, award, or decree to which Buyer is subject or by which the assets of Buyer may be bound.

b.            Buyer has the requisite right, power and authority to enter into this Agreement without obtaining the consent or approval of any governmental authority or any other person or entity to which Buyer may be subject.

c.            EXCEPT AS OTHERWISE PROVIDED IN SECTION 13 OF THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO THE MATTERS OF TITLE, ZONING, MINERALIZATION, SIZE, DIMENSIONS, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE SUBJECT PROPERTY, INCLUDING, WITHOUT LIMITATION, THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE SUBJECT PROPERTY. BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER, ANY OFFICER, DIRECTOR, EMPLOYEE OF SELLER, OR ANY REPRESENTATIVE OR AGENT OF SELLER. BUYER REPRESENTS THAT IT IS A SOPHISTICATED AND KNOWLEDGEABLE MINING PROFESSIONAL AND THAT IT IS RELYING ON ITS OWN EXPERTISE AND THAT OF BUYER’S CONSULTANTS IN PURCHASING THE SUBJECT PROPERTY. BUYER HAS CONDUCTED SUCH INSPECTIONS AND INVESTIGATIONS OF THE SUBJECT PROPERTY AS BUYER DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE ACCESS, MINERALIZATION, PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND IS RELYING ON AND SHALL RELY UPON SAME (AND NOT ON ANY REPRESENTATION, INFORMATION OR DOCUMENTATION RECEIVED FROM SELLER) IN ENTERING INTO THIS AGREEMENT AND MAKING ANY OF THE PAYMENTS HEREUNDER AND EXERCISING THE OPTION. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. IT IS FURTHER AGREED THAT SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES RELATING IN ANY WAY TO THE SUBJECT PROPERTY REGARDING ANY HAZARDOUS SUBSTANCE, AS SUCH TERM IS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER OR REGARDING ANY OTHER ENVIRONMENTAL CONDITION OR VIOLATION ON, ABOUT OR UNDER THE SUBJECT PROPERTY, AS MAY BE DESCRIBED IN ANY STATE, LOCAL OR FEDERAL LAW, RULE, ACT, REGULATION, OR ORDER. BUYER HEREBY ASSUMES ALL RISK AND LIABILITY (AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES) RESULTING OR ARISING FROM OR RELATING TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION OF THE SUBJECT PROPERTY. BUYER ACKNOWLEDGES THAT IT KNOWS THAT THE SUBJECT PROPERTY AND THE SURFACE WAS PREVIOUSLY OWNED AND/OR CONTROLLED BY COMPANIES THAT CONDUCTED MINERAL EXPLORATION AND DEVELOPMENT ACTIVITIES ON THE SUBJECT PROPERTY (THE “PRIOR ACTIVITIES”) AND BUYER ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY AND HAS NO LIABILITY TO BUYER RELATED TO OR REGARDING THE PRIOR ACTIVITIES. BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL QUITCLAIM TO BUYER AND BUYER SHALL ACCEPT THE SUBJECT PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS” AND BUYER IS RELYING ON ITS OWN INVESTIGATION AND ANALYSIS. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE SUBJECT PROPERTY MADE TO BUYER BY SELLER, ANY OFFICER, DIRECTOR, EMPLOYEE OF SELLER, OR ANY REPRESENTATIVE OR AGENT OF SELLER OR ANY THIRD PARTY AND BUYER HEREBY RELEASES SELLER FROM ANY AND ALL LIABILITY RELATING TO ANY WARRANTIES OR REPRESENTATIONS THAT MAY HAVE BEEN PREVIOUSLY PROVIDED (WHETHER ORAL OR WRITTEN) TO BUYER BY SELLER, ANY OFFICER, DIRECTOR, EMPLOYEE OF SELLER, OR ANY REPRESENTATIVE OR AGENT OF SELLER OR BY THIRD PARTIES. THE TERMS AND CONDITIONS OF THIS SECTION 14.c SHALL EXPRESSLY SURVIVE THE CLOSING AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE SUBJECT PROPERTY FURNISHED BY ANY AGENT, OFFICER, DIRECTOR, EMPLOYEE, OR OTHER PERSON REPRESENTING SELLER, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN SECTION 13 OF THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS SECTION 14.c WERE A MATERIAL FACTOR IN THE DETERMINATION OF THE PURCHASE PRICE FOR THE SUBJECT PROPERTY.

d.            Except with respect to Seller’s representations and warranties contained in Section 13, and the covenants and indemnities of Seller set forth in this Agreement, as of the Closing, Buyer irrevocably and unconditionally waives, releases, discharges and forever acquits Seller and its past, present and future employees, officers, directors, agents, representatives, members, managers, shareholders and affiliates and their respective successors and assigns (collectively, “Seller Parties”) for, from and against all claims, actions, causes of action, suits, liens, demands, liabilities, damages, costs, penalties, forfeitures, losses and expenses, including, without limitation, reasonable attorneys’ fees and costs and the costs and expenses of enforcing any indemnification, defense or hold harmless obligation under this Agreement (“Claims”) of any nature whatsoever known or unknown, suspected or unsuspected, fixed or contingent, which Buyer now has, owns, holds or claims to have, own or hold, or at any time heretofore had, owned, held or claimed to have, own or hold, against Seller and the Seller Parties, relating to this Agreement, the Subject Property, the physical condition of the Subject Property, the entitlements for the Subject Property, the condition of the Subject Property, any Hazardous Materials that may be on or within the Subject Property, and any other matter relating to the Seller or the Subject Property. Buyer agrees that the waivers and releases set forth above extend to all Claims of any nature and kind whatsoever, known or unknown, suspected or not suspected. For purposes hereof, “Hazardous Materials” means any liquid, substance, material, waste, gas or particulate matter which is regulated under any applicable present or future federal, state or local law, statute, regulation or ordinance, and any judicial or administrative order or judgment thereunder, pertaining to health, industrial hygiene or the environmental or ecological conditions by any local governmental authority, the State of Arizona, or the United States Government, including, but not limited to, any liquid, material, substance, waste, gas or particulate matter which is: (a) defined as a “hazardous waste,” “hazardous material,” “hazardous substance, “extremely hazardous waste,” “restricted hazardous waste” or “pollutant” under any provision of Arizona law, rule or regulation; (b) a petroleum product; (c) asbestos; (d) urea formaldehyde form insulation; (e) polychlorinated biphenyls; (f) radioactive material; (g) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321); (h) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903); or (i) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. The terms and conditions of this section 14.d shall expressly survive the closing and not merge with the provisions of any closing documents.. Buyer further acknowledges and agrees that the provisions of this Section 14.d were a material factor in the determination of the Purchase Price for the Subject Property.

15.          Survival of Covenants and Related Matters. The representations and warranties made and set forth in this Agreement shall not survive the Closing. All covenants and agreements, including the covenants and agreements relating to the AMRC Payment, the Generational Payment, the AMRC ROFR and the GP ROFR shall be binding on the successors and assigns of Buyer and shall survive indefinitely until performed in accordance with their terms.

16.          No Successor; No Assumption. Buyer is not and is not deemed to be a successor of Seller, it being understood that Buyer is acquiring only the Subject Property; and it is expressly understood and agreed, except for the Title Exceptions, that Buyer has not and does not hereby assume or agree to assume any liability whatsoever of Seller and Buyer does not assume or agree to assume any obligation of Seller under any contract, agreement, indenture, or any other document to which Seller may be a party or by which Seller are or may be bound, or which in any manner affect the Subject Property or any part thereof, except as expressly agreed to by Buyer in this Agreement.

17.          Notices. All communications, consents, and other notices provided for in this Agreement shall be in writing and shall be effective on the date hand delivered, sent by electronic email (with receipt confirmation), or mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to Seller, to Seller’s Representative:

DRH Energy, Inc.

1341 Horton Circle

Arlington, Texas 76011

Attn: Bill W. Wheat, Executive Vice President and Chief Financial Officer

Email: APMorrow@foundersoil.com

With a copy to:

Fennemore Craig, P.C.

2394 East Camelback Road, Suite 600

Phoenix, Arizona 85016

Attn: Sarah A. Strunk

E-mail: sstrunk@fennemorelaw.com

or to such other address as Seller may designate to Buyer, in writing.

If to Buyer, to:

Central Arizona Resources, LLC

151 East Broadway, Suite 1600

Tucson, AZ 85711

Attn: Andrew J. Russell

Email: ajrussell@russellmining.com

or to such other address as Buyer may designate to Seller, in writing.

18.          Default and Termination.

a.            Buyer may terminate this Agreement at any time during the Option Period in its sole discretion by giving Seller written notice of termination, and this Agreement shall be deemed terminated immediately upon receipt by Seller of the notice of termination.

b.            Seller may terminate this Agreement if Buyer breaches any material covenant or obligation under this Agreement and such has not been cured within the earlier of thirty (30) days after written notice by Seller. If any breach identified by Seller can be cured but cannot reasonably be cured within the earlier of thirty (30) day notice period, Buyer’s cure period shall be extended so long as Buyer is proceeding with diligence and in good faith to cure such breach but not longer than ninety (90) days of the Effective Date.

c.            If, on the Closing Date, the representations and warranties of Seller under this Agreement are inaccurate in any material respect as of such date, then Buyer may, as its sole and exclusive remedy and in its sole discretion, terminate this Agreement. If, on the Closing Date, the representations and warranties of Buyer under this Agreement are inaccurate in any material respect as of such date, then Seller may, as its sole and exclusive remedy and in its sole discretion, terminate this Agreement.

d.            If this Agreement is terminated as set forth in this Section 18 prior to the Closing Date, only the obligations of the parties which accrued before the termination date shall survive such termination and be timely discharged by the obligated party, including any Payments that had accrued or are past due as of the date of termination but not yet made by Buyer. All Purchase Price payments made by Buyer to Seller prior to such termination shall be non-refundable to Buyer and shall be retained by Seller except as contemplated in the last sentence of Section 3.

19.          Confidentiality. Seller and Buyer shall not disclose the terms or any other information related to this Agreement, the transactions contemplated thereby or Subject Property Information provided to Buyer by Seller pursuant to Section 4, to anyone other than their respective officers, directors, managers, legal counsel, staff, advisors, lenders, affiliates, and investors or prospective investors, or other parties having a bona fide need to know, without the consent of the other party, except as may otherwise be required by law. Neither party shall make a public announcement concerning the Agreement in the absence of prior written consent of the other party. Notwithstanding the foregoing, following the Closing Date, Seller consents to the disclosure by Buyer and/or IVNE of the terms of this Agreement and the transactions contemplated hereby and the Subject Property Information provided to Buyer by Seller pursuant to Section 4 in connection with the filing of any registration statement, information memorandum or other public offering document if and to the extent that counsel to IVNE advises that such disclosure is required; provided, however, that Seller shall have the right to review and comment on such disclosure, with reasonable comments made by Seller to be incorporated by Buyer in any such disclosure and provided further, that Seller makes no representation or warranty as to either the receipt of, or the need for, consent by any third party to the disclosure of Subject Property Information prepared or provided by such third party.

20.          Miscellaneous. In addition to the foregoing, the parties to this Agreement agree as follows:

a.            This Agreement, including the attached exhibits, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, whether written or oral, with respect thereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed, in writing, by the party making the waiver.

b.            The recitals stated above and the exhibits attached to this Agreement shall be and hereby are incorporated in and an integral part of this Agreement by this reference.

a.            This Agreement shall be binding upon, and shall inure to the benefit of the parties and their respective successors and assigns. Only Buyer shall be entitled to assign its rights and obligations hereunder to a third party only: (i) after written notice and sufficient and reasonable detail regarding the assignee is given to Seller and (ii) upon the prior written consent of Seller, which shall not be unreasonably withheld, delayed or conditioned. Upon the written consent of Seller to the assignment by Buyer, this Agreement shall continue in full force and effect between Seller and Buyer’s assignee. Any assignment by either party shall be made expressly subject to all terms and conditions herein and each assignee shall agree to be bound hereby in any such assignment document.

c.            In any litigation or other proceeding relating to the breach of any representation, warranty or covenant of Seller or Buyer, as the case may be, in this Agreement, the prevailing party shall be entitled to recover its out-of-pocket costs and reasonable attorneys’ fees, including those incurred at trial or on appeal.

d.            Nothing in this Agreement is or shall be intended to provide or convey any actionable right or benefit to or upon any person or persons other than Seller and Buyer. Except as otherwise specifically provided herein, each party shall bear its own costs and expenses (including legal and consulting fees) in connection with this Agreement and the negotiation of all agreements and preparation of documents contemplated by this Agreement.

e.            This Agreement shall be construed and enforced in accordance with the laws (except the conflicts laws) of the State of Arizona.

f.            The parties agree from time to time to execute such additional documents as are necessary to effect the intent of the parties as manifested by this Agreement.

g.            Buyer may record a memorandum of this Agreement subject to the reasonable approval of Seller.

h.            Neither party will be liable to the other party for any special, indirect, incidental, consequential, exemplary or punitive damages, including, without limitation, those based upon lost goodwill, lost profits, work stoppages, impairment of other goods or breach of another contract, whether or not the other party had reason to know of such potential damages incurred by the other party.

i.            This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and, when taken together, shall constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SELLER:

DRH ENERGY, INC.,
a Colorado corporation

/s/ Bill W. Wheat
Name:	Bill W. Wheat
Title:	Executive Vice President and Chief Financial Officer

Dated this ____ day of August, 2021.

BUYER:

CENTRAL ARIZONA RESOURCES, LLC,
an Arizona limited liability company

/s/ Andrew J. Russell
Name:	Andrew J. Russell
Title:	Manager

Dated this ____ day of August, 2021.

____________

EXHIBIT A

___________

DESCRIPTION OF THE REAL PROPERTY
CONTAINING THE MINERALS

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained herein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of this schedule to the Securities and Exchange Commission upon request.

EXHIBIT B-1

(Minerals Quitclaim Deed)

[attached]

1

____________

EXHIBIT B-1

___________

(DRH Construction Quitclaim Deed)

[attached]

1

_________

Exhibit A

to DRH Construction Quitclaim Deed

_________

DESCRIPTION OF THE UNPATENTED MINING CLAIMS

[attached]

4

_________ Schedule B to DRH Construction Quitclaim Deed _________ DESCRIPTION OF THE REAL PROPERTY ENCOMPASSING THE RETAINED PARCELS [attached]

EXHIBIT B-3

(Assignment and Assumption Agreement)

[attached]

1

EXHIBIT C-1

(Seller’s Form of NonForeign Status Certificate)

[attached]

1

EXHIBIT C-2

(DRH Construction’s Form of NonForeign Status Certificate)

[attached]

2

EXHIBIT D

(Subject Property Royalties)

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained herein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of this schedule to the Securities and Exchange Commission upon request.

1

EXHIBIT E

(Schedule 6.3.1)

[attached]

1

EXHIBIT F

UNPATENTED MINING CLAIM AGREEMENT

[attached]

1

EXHIBIT G

DESCRIPTION OF THE REAL PROPERTY

ENCOMPASSING THE RETAINED PROPERTY

[attached]

1

EXHIBIT H

DESCRIPTION OF THE REAL PROPERTY

ENCOMPASSING THE ROFR LAND

[attached]

1